UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 21, 2020

TIPTREE INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue, 13th Floor New York, New York	10171
(Address of Principal Executive Offices)	(Zip Code)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TIPT	Nasdaq Capital Market

Registrant’s telephone number, including area code: (212) 446-1400

Former Address: 780 Third Avenue, 21st Floor, New York, New York, 10017

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Tiptree Inc. (“Tiptree”) and Tiptree Operating Company, LLC (“Borrower”), the subsidiary through which Tiptree conducts its operations, entered into a Credit Agreement, dated as of February 21, 2020 with the lenders party thereto from time to time and Fortress Credit Corp. (“Fortress”), as administrative agent, collateral agent and lead arranger (the “Credit Agreement”).

Borrower borrowed $125 million under the Credit Agreement to, among other things, refinance the Borrower’s Old Credit Facility (as defined in Item 1.02 below) and to fund working capital and general corporate purposes. The principal of, and all accrued and unpaid interest on, all loans under the Credit Agreement will mature on the fifth anniversary of the closing date of the Credit Agreement. Loans under the Credit Agreement bear interest at a variable rate per annum equal to the LIBOR rate (with a minimum LIBOR rate of 1.00%), plus a margin of 6.75% per annum. The principal amounts of the loans are to be repaid in consecutive quarterly installments.

The obligations under the Credit Agreement and other documents executed in connection therewith are guaranteed by Borrower (other than with respect to its own obligations), Tiptree, Tiptree Insurance Holdings, LLC, Caroline Holdings LLC, Reliance Holdings, LLC, Tiptree Asset Management Company, LLC, Tiptree Marine LLC, Tiptree Direct Holdings LLC, Tiptree Warranty Holdings, LLC and (x) each of the Borrower’s subsequently acquired or organized direct wholly-owned first tier domestic subsidiaries that is a holding company for investments, assets, operations or business lines and any other subsidiary of the Borrower that guarantees the payment of any other material indebtedness of the Borrower or any Guarantor and (y) such other persons as required pursuant to terms of the Credit Documents (collectively, the “Guarantors”). The obligations under the Credit Agreement and other documents executed in connection therewith are secured by first priority liens on substantially all of the assets (whether now owned or hereafter acquired) of Borrower and each other Guarantor (subject to certain customary exceptions).

The Credit Agreement contains various customary affirmative and negative covenants of Tiptree, the Borrower and the other Guarantors (subject to customary exceptions), including, but not limited to, limitations on indebtedness, liens, investments and acquisitions, negative pledges, junior payments, conduct of business, transactions with affiliates, dispositions of assets, prepayment of certain indebtedness and limits on guarantees by subsidiaries of Borrower’s and the Guarantors’ indebtedness. The Credit Agreement also contains a financial covenant which provides that Tiptree will not permit its Corporate Leverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter to be greater than 4.5:1.00 in 2020 and 2021, 4.25:1:00 after March 31, 2022, 4:00:1:00 after March 31, 2023 and 3.75:1:00 after March 31, 2024.

The Credit Agreement also requires customary mandatory repayment provisions (subject to customary exceptions) and requires that net cash proceeds from the sale by Tiptree and certain of its subsidiaries of capital stock of Invesque Inc. be applied to prepay the loans until the outstanding principal amount of loans is $62.5 million, with remaining proceeds subject to reinvestment rights. Prepayments, whether mandatory or voluntary, reduce future scheduled amortization payments in the order they come due. The Credit Agreement also requires the payment of a prepayment fee upon the occurrence of, among other things, certain optional prepayments of the loans and certain mandatory prepayment of the loans.

The Credit Agreement contains events of default customary for similar financings with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, breaches of representations and warranties, certain cross defaults, certain bankruptcy related events, monetary judgment defaults and a change of control. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become immediately due and payable.

The foregoing description of the Credit Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On February 21, 2020, Tiptree repaid in full and terminated its Credit Agreement, dated as of September 18, 2013, among the Borrower, the lenders party thereto from time to time and Fortress, as administrative agent, collateral agent and lead arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Old

Credit Facility”). The Old Credit Facility was terminated in connection with the entry into the Credit Agreement described in Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1
Credit Agreement, dated February 21, 2020, by and among Tiptree Inc., Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE INC.

Date:	February 21, 2020	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer